CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” within the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” within the Statement of Additional Information, and to the use of our report dated August 23, 2013 with respect to E.I.I. Realty Securities Trust (comprising E.I.I. Global Property Fund, E.I.I. International Property Fund and E.I.I. Realty Securities Fund) for the fiscal year ended June 30, 2013, which is incorporated by reference in this Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A (Nos. 333-45959) of E.I.I. Realty Securities Trust.

/s/ERNST & YOUNG LLP

New York, New York

October 29, 2013